Exhibit 10.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of April 2, 2023, is entered into by and between Endeavor Group Holdings, Inc. a Delaware corporation (“EDR”), and Vincent K. McMahon (the “Stockholder” and together with EDR, the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 69,175 shares of WWE Class A Common Stock and 28,682,948 shares of WWE Class B Common Stock (all such shares and any securities convertible into or exercisable or exchangeable or redeemable for such shares, together the “Owned Shares”, and collectively with any shares of WWE Class A Common Stock and WWE Class B Common Stock acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) on or after the date hereof, whether by purchase, upon exercise or conversion of any securities or otherwise (the “New Shares”), the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, EDR, EDR OpCo, HoldCo (collectively, the “EDR Parties”), New PubCo, Merger Sub and WWE have entered into a Transaction Agreement, dated as of the date hereof (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for the parties thereto consummating the Transactions, including the Merger and the WWE Transfer, upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the WWE Board has, prior to the execution and delivery of this Agreement, unanimously adopted the Transaction Agreement, and approved the transactions contemplated thereby; and

WHEREAS, as a condition and inducement to the willingness of the EDR Parties to enter into the Transaction Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to EDR that:

1.1 Authorization; Binding Agreement. The Stockholder has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by EDR, constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

1.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body on the part of the Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any assets (including Subject Shares) of the Stockholder (other than one created by any EDR Party), or (d) violate any Laws applicable to the Stockholder or by which any of its assets (including Subject Shares) are bound, except as would not, in the case of each of clauses (a), (b), (c) and (d), reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to timely perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act and the applicable rules and regulations of the SEC or any applicable stock exchange, no filings, notifications, approvals or other consents are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Body in connection with the execution, delivery and performance by the Stockholder of this Agreement.

1.3 Ownership of the Owned Shares. The Stockholder is, as of the date hereof, the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all the Owned Shares and has good and marketable title to all such Owned Shares free and clear of any Encumbrance, except for (i) any such Encumbrance that may be imposed pursuant to this Agreement or any Ancillary Agreement, (ii) Transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws and (iii) the 3,484,006 shares of WWE Class B Common Stock pledged to an unaffiliated bank of the Stockholder pursuant to the terms of that certain Prepaid Forward Contract (the “Prepaid Forward Contract”), dated as of March 24, 2020 (the “Pledged Shares”) (clauses (i)-(iii), the “Permitted Restrictions”). As of the date hereof, the Owned Shares (excluding the Pledged Shares) constitute all of the shares of “voting stock” of WWE of which the Stockholder is the “owner” (as such terms are defined in Section 203 of the Delaware General Corporation Law) as of the date hereof. Without limiting the foregoing, as of the date hereof, other than the Owned Shares, the Stockholder and its Affiliates do not own beneficially or of record, and do not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares (or any securities convertible into or exercisable or exchangeable or redeemable for Shares) or any interest therein.

1.4 Voting Power. The Stockholder has full voting power with respect to all the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement (other than the WWE Organizational Documents), proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. As of the date hereof, the Stockholder has not entered into any Contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The Stockholder has beneficial ownership of a majority of the voting power of WWE.

1.5 Reliance. The Stockholder understands and acknowledges that the EDR Parties are entering into the Transaction Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

1.6 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Shares beneficially owned by the Stockholder before or by any Governmental Body that would reasonably be expected to prevent or materially impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder (including, for the avoidance of doubt, the due execution and valid delivery of the Written Consent).

1.7 Brokers. Other than as set forth in the Transaction Agreement, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company, Merger Sub or New PubCo in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EDR

EDR represents and warrants to the Stockholder that:

2.1 Organization and Qualification. EDR is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on EDR’s ability to timely perform its obligations under this Agreement.

2.2 Authority for this Agreement. EDR has the necessary corporate power and authority, and has taken all corporate company action necessary, to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EDR has been duly and validly authorized by all necessary entity action on the part of EDR, and no other entity proceedings on the part of EDR are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EDR, and assuming due authorization, execution and delivery by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of EDR and is enforceable against EDR in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.3 Non-Contravention. None of the execution and delivery by EDR of this Agreement, the performance by EDR of its obligations hereunder or the consummation by EDR of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which EDR is a party or by which each of EDR may be bound, (ii) violate any law or order applicable to EDR or (iii) violate any constituent or organizational documents of EDR, except as would not, in the case of each of clauses (i) and (ii), reasonably be expected to have, individually or in the aggregate, a material adverse effect on EDR’s ability to perform its obligations under this Agreement.

2.4 Absence of Litigation. With respect to EDR, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of EDR, threatened in writing against EDR before or by any Governmental Body that would reasonably be expected to prevent or materially delay or materially impair the consummation by EDR of the transactions contemplated by this Agreement or otherwise materially impair the ability of EDR to perform its obligations hereunder.

ARTICLE III

ADDITIONAL COVENANTS

The Stockholder hereby covenants and agrees that:

3.1 No Transfer; No Inconsistent Arrangements.

(a) From and after the date hereof and until the Termination Date, the Stockholder shall not, directly or indirectly, without the prior written consent of EDR, (i) create or permit to exist any Encumbrance (other than Permitted Restrictions) on any of the Subject Shares, (ii) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Shares, or any right, title or interest therein (including any right or power to vote to which the Stockholder may be entitled) (or consent to any of the foregoing), (iii) enter into (or cause to be entered into) any Contract with respect to any Transfer of the Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Subject Shares, (v) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or (vi) approve or consent to any of the foregoing; provided, however, nothing herein shall prohibit an Exempt Transfer. For purposes of this Agreement, an “Exempt Transfer” means any Transfer of the Subject Shares (1) by will or intestacy, (2) by operation of Law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or bankruptcy, insolvency or similar proceedings or (3) in connection with a foreclosure under the Prepaid Forward Contract (the Persons who are Transferred Subject Shares pursuant to an Exempt Transfer, the “Exempt Transferees”); provided that in the case of a transfer pursuant to clauses (1) through (3), (A) prior to such Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to EDR and which shall bind such transferee to all of the obligations of a Stockholder herein (including Article IV) and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Notwithstanding the foregoing, in addition to any Exempt Transfer, the Stockholder may make Transfers of its Subject Shares as EDR may agree in writing in its sole discretion provided that the transferee of the Transfer shall have, prior to any such Transfer, executed and delivered to EDR a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute the “Stockholder” for all purposes of this Agreement.

3.2 No Exercise of Appraisal Rights. The Stockholder irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of the Subject Shares that may arise in connection with the Transactions, including the Merger and agrees not to commence, participate in or knowingly assist any Legal Proceeding to seek (or file any petition related to) appraisal rights or dissenters’ rights in connection with the Transactions, including the Merger.

3.3 Public Announcements, Documentation and Information. The Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of EDR, except as may be required by applicable Law (including any applicable amendment to a Schedule 13D); provided that reasonable notice of any such disclosure will be provided to EDR and the Stockholder shall reasonably consult with EDR with respect to such disclosure. The Stockholder consents to and hereby authorizes EDR to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that EDR reasonably determines to be necessary in connection with the Transactions and any other transactions contemplated by the Transaction Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that EDR may file this Agreement or a form hereof with the SEC or any other Governmental Body; (provided, that in each case, the Stockholder shall have a reasonable opportunity to review and approve that portion of any disclosure that identifies the Stockholder prior to any such filing or public release, such approval not to be unreasonably withheld, conditioned or delayed). The Stockholder agrees to promptly give EDR any information it may reasonably request that is reasonably necessary for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify EDR of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

3.4 New Shares; Adjustments. Any New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if it comprised the Owned Shares as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities and the term “Subject Shares” shall be deemed to refer to and include such securities.

3.5 Waiver of Certain Legal Proceedings. The Stockholder hereby agrees not to commence, participate in or knowingly assist and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against EDR, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the Closing or challenging the validity of the Written Consent or its delivery), except to enforce the terms hereof or thereof or (b) alleging a breach of any fiduciary duty of the Company board of directors or any other Person in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby (including the negotiation or entry into any such agreement); provided, that the foregoing shall not limit, restrict or prohibit the Stockholder from claiming or asserting any defenses or counter-claims in connection with any Legal Proceeding arising out of or in connection with the Transaction Agreement, this Agreement, or the transactions contemplated thereby or hereby or enforcing its rights under this Agreement.

3.6 Certain Transaction Agreement Matters. The Stockholder shall use reasonable best efforts to assist and cooperate with the Company and EDR in connection with the obligations of the Company and EDR pursuant to Section 6.2 of the Transaction Agreement (the “Regulatory Obligations”). In furtherance of the foregoing, Stockholder agrees to promptly give EDR or the Company any information it may reasonably request in connection with obtaining the Regulatory Approvals. EDR shall use its reasonable best efforts to cooperate in all respects and consult with Stockholder in connection with any filing or submission in connection with the Regulatory Obligations, including allowing Stockholder to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions.

3.7 Registration Rights. In connection with the Closing, EDR will cause New PubCo to enter into the registration rights agreement with EDR and Stockholder on the terms set forth in the Transaction Agreement.

ARTICLE IV

RIGHT OF FIRST OFFER

4.1 Right of First Offer:

(a) Offer. During the period commencing at the Closing and until the date on which the Stockholder and any Exempt Transferees and Stockholder Related Persons collectively own fewer than 7,188,031 New PubCo Shares (provided, that if, after the date hereof, any change in the outstanding shares of capital stock of WWE or New PubCo, as applicable, shall occur as a result of any stock split (including reverse stock split), exchange, subdivision, recapitalization, reorganization or other similar transaction, the foregoing number of New PubCo Shares shall be appropriately adjusted to eliminate the effect of such event), the Stockholder desires to sell or otherwise Transfer (excluding, solely with respect to Vince McMahon, (1) pursuant to any Exempt Transfer, (2) any Transfer to any immediate family member of the Stockholder (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (3) any Transfer to any trust that is solely for the benefit of the Stockholder or the immediate family of the Stockholder and that is solely for bona fide estate planning purposes, and (4) any Transfer to a partnership, limited liability company or other entity of which the Stockholder and/or the immediate family of the Stockholder are the sole legal and beneficial owners of all of the outstanding equity securities, voting securities (or the managing member) and similar interests (the Persons described in the foregoing clauses (3) and (4), each a “Stockholder Related Person”); provided that, in the case of the foregoing clauses (1), (2), (3) and (4), prior to such Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to EDR and which shall bind such transferee to all of the obligations of a Stockholder herein (including Article IV); provided further, that (x) if, at any time following such Transfer, such transferee shall cease to be a Stockholder Related Person, the New PubCo Shares held by such Stockholder Related Person shall be automatically transferred to the Stockholder and shall be deemed to be owned by the Stockholder for all purposes of this Agreement, the certificate of incorporation and bylaws of New PubCo and applicable Law) and (y) such Stockholder Related Person shall not, and shall not be used to, circumvent any provision of this Agreement) any part or all of the New PubCo Class A Common Stock to be issued to the Stockholder upon the consummation of the Merger (the “New PubCo Shares”), the Stockholder shall provide EDR a written notice indicating such desire to Transfer specifying the amount of the Subject Shares proposed to be Transferred (the “Sale Notice”). Such Sale Notice shall be treated as confidential by EDR and shall not be disclosed to any other Person. EDR shall have ten (10) Business Days from the date of the Sale Notice (the “ROFO Period”) to provide written notice to the Stockholder of its desire to purchase in cash all (and not less than all) of the New PubCo Shares specified in the Sale Notice and the details of its offered terms and the sale price, including the proposed price per New PubCo Share (the “Offer”). The Stockholder shall consider the Offer and may accept or reject the Offer in its sole discretion.

(b) Offer Rejected. If EDR fails to deliver an Offer prior to the expiration of the ROFO Period or the Stockholder rejects such Offer in writing (the date the ROFO Period expires or the date such rejection is received by EDR, the “Rejection Date”), the Stockholder may pursue a sale of the New PubCo Shares to a third party but may only sell the New PubCo Shares to a third party in a sale that is (i) at any price and for no less than 75% of the New PubCo Shares specified in the Sale Notice if EDR fails to deliver an Offer prior to the expiration of the ROFO Period and (ii) at or above the price contained in the applicable Offer and for no less than 75% of the New PubCo Shares specified in the Sale Notice if the Stockholder rejects such Offer in writing, in each case of the foregoing clauses (i) and (ii), pursuant to a definitive agreement executed within one hundred twenty (120) days of the Rejection Date (the “Sale Window”) (such sale, a “Third Party Sale”). Subject to the requirements in the foregoing sentence, the Stockholder shall determine the terms and conditions of the Third Party Sale in its sole discretion. If a definitive agreement in respect of the New PubCo Shares is not executed during the Sale Window or such a definitive agreement is executed during the Sale Window and subsequently terminated (at any time), the New PubCo Shares shall continue to be subject to this Section 4.1 and the Stockholder shall submit a Sale Notice in respect of such New PubCo Shares in respect of any subsequent desire to sell or otherwise Transfer such New PubCo Shares.

(c) Offer Acceptable. If the Stockholder determines to accept the Offer, EDR shall be required to purchase the New PubCo Shares on the terms set forth in the Offer, including the purchase price stated in the Offer. The closing of any sale of the New PubCo Shares pursuant to this Section 4.1(c) shall take place as promptly as practicable (subject to obtaining any regulatory approvals or other applicable consents and approvals and the expiration of any applicable waiting periods required by any Governmental Body) after the Stockholder accepts the Offer hereunder (and in any case within five (5) Business Days of the later of such acceptance or the receipt of applicable required regulatory approvals or the expiration of waiting periods), and upon such sale, the Stockholder shall not be required to make any representations or warranties to EDR other than customary representations in their capacity as a holder of the New PubCo Shares.

(d) Termination. This Section 4.1 shall automatically terminate upon the consummation of a New PubCo Change of Control. For purposes of this Agreement, “New PubCo Change of Control” shall mean any tender offer, merger, consolidation or other transaction, the result of which is the stockholders of New PubCo as of immediately prior to such transaction hold, in the aggregate, less than 50% of the outstanding shares of New PubCo (or the successor or ultimate parent in such transaction, if applicable) entitled to vote on matters to be determined by the stockholders of New PubCo (or such successor or ultimate parent in such transaction, if applicable).

ARTICLE V

MISCELLANEOUS

5.1 Capacity as Stockholder. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that this Agreement (including Section 3.5) shall apply to the Stockholder solely in the Stockholder’s capacity as the beneficial owner of the Subject Shares and not (if applicable) in the Stockholder’s capacity as a director, officer or employee of WWE or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan. Notwithstanding any provision of this Agreement to the contrary, the Stockholder makes no agreement or understanding in this Agreement in the Stockholder’s capacity (if applicable) as a director, officer or employee of WWE and nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any actions or omissions of a director, officer or employee of WWE, including the exercise of the Stockholder’s fiduciary duties as a director, officer or employee of WWE or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or prevent or be construed to create any obligation on the part of any director or officer of WWE or any trustee or fiduciary of any employee benefit plan from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

5.2 Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement, other than the covenants contained in Section 3.2, Section 3.5, Article IV and Article V, shall not survive the Effective Time.

5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 5.3):

if to EDR:

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: Seth Krauss

Email: skrauss@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:   Justin Hamill

 Michael Anastasio

 Jonathan Solomon

 Ian Nussbaum

Email:        Justin.Hamill@lw.com

 Michael.Anastasio@lw.com

 Jonathan.Solomon@lw.com

 Ian.Nussbaum@lw.com

if to the Stockholder:

Vincent K. McMahon

c/o World Wrestling Entertainment, Inc.

1241 E. Main Street

Stamford, Connecticut 06902

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:   Jonathan Davis, P.C.

 Edward J. Lee, P.C.

 Chelsea Darnell

Email:         jonathan.davis@kirkland.com

 edward.lee@kirkland.com

 chelsea.darnell@kirkland.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:   Scott A. Barshay

 Kyle T. Seifried

Email:        SBarshay@paulweiss.com

 KSeifried@paulweiss.com

5.4 Termination. Upon the earliest to occur of (a) the consummation of the Transactions, (b) the valid termination of the Transaction Agreement in accordance with its terms, (c) the date of any modification, waiver or amendment to any provision of the Transaction Agreement that reduces the Merger Consideration or changes the form of Merger Consideration, and (d) the time this Agreement is terminated upon the mutual written agreement of EDR and the Stockholder (such date, the “Termination Date”), this Agreement shall terminate automatically, without any notice or other action by any Person; provided, however, that, (i) Sections 3.2 and 3.5 and Article IV shall survive in full force and effect following any such termination of this Agreement pursuant to the foregoing clause (a) and (ii) the provisions of this Article V shall survive in full force and effect following any termination of this Agreement. Nothing set forth in this Section 5.4 shall relieve any Party from liability for any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge and the taking of such act, or failure to act, would result in such breach.

5.5 Interpretation and Rules of Construction. Section 10.14 of the Transaction Agreement shall apply to, and govern, this Agreement, mutatis mutandis.

5.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

5.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

5.8 Assignment. Neither this Agreement nor any of the Parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that EDR may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary or Affiliate of EDR; provided, that, in each case, (i) no such assignment or pledge will in any way affect EDR’s obligations or liabilities under this Agreement and EDR shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a material adverse effect on EDR’s (or such assignee’s) ability to timely perform its obligations under this Agreement. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Non-Recourse Parties set forth in Section 5.14.

5.10 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an any injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 5.10 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

5.11 Governing Law.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The Parties agree that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom; provided, however, that, if such court does not have subject matter jurisdiction over such Legal Proceeding, such Legal

Proceeding shall be heard and determined exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, solely in connection with such Legal Proceedings, each of the Parties hereby (i) submits to the exclusive jurisdiction and venue of the Chosen Courts for the purpose of such Legal Proceeding arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process in connection with any such Legal Proceeding will be validly effected by sending notice in accordance with Section 5.1; (iii) irrevocably waives, and agrees not to attempt to deny, defeat or assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such Chosen Courts, that any Legal Proceeding brought in an appropriate Chosen Court is an inconvenient forum or that the venue of the Legal Proceeding is improper; and (iv) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. A final judgement in any such Legal Proceeding commenced in accordance with this Section 5.11(b) shall be conclusive and maybe enforced in any other jurisdictions by suit on the judgment or in any manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal rom, such final judgement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

5.13 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by each of the Parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to exercise any of its rights under this Agreement shall not constitute a waiver of those rights.

5.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon or arising out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, this Section 5.14 shall not operate or limit or otherwise affect the obligations or liabilities of any Party hereto (in their capacity as such) with respect to their agreements contained herein or in any Ancillary Agreement or in any other agreement or document entered into in connection with the Transaction, in each case, to the extent such Party is a party thereto (and subject to the terms and conditions set forth therein with respect to such Party).

5.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.16 Expenses. All expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

5.17 Further Assurances. Each Party agrees, upon the reasonable request of the other Party, to execute and deliver, or cause to be executed and delivered, such further documents and instruments and take, or cause to be taken, such further actions as are necessary or reasonably requested to assure and confirm its obligations under this Agreement.

5.18 No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

5.19 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in EDR any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and EDR shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including EDR, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[Signature Pages Follow]

The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

STOCKHOLDER

Vincent K. McMahon

By:	/s/ Vincent K. McMahon

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